[Southern Union Logo]
07-XX
For further information:
John F. Walsh
Vice President, Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION REPORTS FIRST QUARTER 2007 RESULTS; REAFFIRMS 2007 EARNINGS GUIDANCE
Investor Call & Webcast Scheduled for Today at 2 P.M. ET

HOUSTON, May 10, 2007 - Southern Union Company (NYSE: SUG) today reported first quarter 2007 net earnings from continuing operations of $78.7 million ($.62 per diluted share; hereafter referred to as “per share”), compared with $73.4 million ($.60 per share) for the first quarter of 2006. Operating revenues were $780.2 million for the quarter, compared to $547.2 million in the same period last year.

Excluding selected items, net earnings from continuing operations would have been $68.5 million ($.53 per share) for the quarter, compared to $52.8 million ($.42 per share) for the first quarter of 2006.

	Three months ended March 31,
($000s, except per share amounts)	2007	2006
Operating revenues	$780,232	$547,166
Operating income	$129,594	$102,847
Net earnings from continuing operations	$78,721	$73,418
After-tax adjustment for selected items	$(10,223)	$(20,624)
Adjusted net earnings from continuing operations	$68,498	$52,794
Adjusted net earnings from continuing operations per share	$0.53	$0.42

Selected items in 2007 primarily include a $7.5 million gain resulting from the settlement of litigation at Citrus Trading and a $6.6 million gain resulting from the settlement of the related recorded liability. Selected items in 2006 primarily include a $37.2 million unrealized mark-to-market gain on natural gas put options for the pre-acquisition period associated with the March 1, 2006 acquisition of Sid Richardson Energy Services and a $6.5 million write-down in the carrying value of the company’s Scranton facility.

For the quarter ended March 31, 2007, Southern Union reported earnings before interest and taxes from continuing operations (“EBIT”) of $160.8 million, compared with $151.5 million in the prior year. Excluding selected items, EBIT for the first quarter of 2007 would have been $146.7 million, compared to $120.8 million in the prior year.

First Quarter 2007 Segment Performance

The company’s transportation and storage segment recorded EBIT of $115.2 million for the quarter ended March 31, 2007, compared with $86.8 million for the same period in 2006. The increase was attributable to the aforementioned gain of $14.1 million related to the Citrus Trading settlement, improved results at Trunkline LNG driven by a $13.3 million increase in terminalling revenue related to the Phase I & II expansions placed in service during 2006 and increased transportation and storage revenue of $12.4 million. These improvements were partially offset by a $9.9 million increase in operating, maintenance and general expenses. Excluding the selected items, the company recorded an increase in equity earnings of approximately $10.2 million due to its increased effective ownership in Citrus Corp., partially offset by $5.6 million of earnings in 2006 related to Transwestern Pipeline.

Southern Union Gas Services (“SUGS”), the company’s gathering and processing segment, recorded EBIT of $8.9 million for the first quarter, compared to $7.1 million for the period March 1 to March 31 in 2006. The first quarter’s results in 2007 include $2.5 million of unrealized mark-to-market losses on various commodity derivative positions. The company estimates that its first quarter 2007 EBIT reflects a $9.3 million negative impact from the following items: approximately $3.6 million as a result of higher than anticipated levels of fuel, flared and unaccounted for gas principally on SUGS' South System, a non-recurring loss of approximately $1.0 million related to a compressor engine destroyed by fire, approximately $2.5 million due to reduced wellhead volumes related to producers’ operational issues as well as delays in anticipated drilling programs, approximately $1.1 million related to lower commodity prices associated with unhedged volumes and approximately $1.1 million in higher operating expenses.

The EBIT contribution in the first quarter of 2007 from the company’s distribution segment was $33.5 million, compared with $30.0 million in 2006. The increase was due to a $6.3 million increase in net operating revenue primarily resulting from colder weather in 2007 compared to the prior year, partially offset by a $3.0 million increase in operating expenses.

For the quarter, interest expense increased $10.0 million to $52.2 million. The increase is due primarily to higher debt balances related to the permanent financing of the company’s investment in SUGS and its increased ownership in Citrus Corp. Factors that partially offset this increase include the retirement in October 2006 of the $1.6 billion bridge loan that was used to initially fund the SUGS acquisition on March 1, 2006 and lower average balances on the company’s revolving credit facilities.

The company’s corporate and other segment reported EBIT of $3.1 million for the first quarter of 2007, a decrease of $24.5 million over the prior year. The decrease was due primarily to a $37.2 million mark-to-market gain recorded on the company’s natural gas put options, partially offset by a $6.5 million write-down in carrying value of the company’s Scranton office in the first quarter of 2006.

Management’s Perspective

Commenting on the quarter, George L. Lindemann, chairman, president and CEO, said, “Generally, the first quarter of 2007 met or exceeded our expectations. Strong performance at our transportation and distribution segments helped offset a combination of several unusual operating issues in gathering and processing. Based upon a review of April’s preliminary results, these issues have been resolved. We are also pleased to report that we are reaffirming our current earnings guidance.”

Senior executive vice president Eric D. Herschmann added, “We are excited to announce that we are in the process of evaluating several strategic alternatives in respect of our gathering and processing assets that would allow us the opportunity to utilize a master limited partnership structure on a significant scale to enhance shareholder value. Pending resolution of existing regulatory issues, our storage assets may then be contributed as part of a future drop-down strategy. We expect to report more on this initiative in the next several months.”

2007 Earnings Guidance

Southern Union reaffirms its 2007 net earnings guidance in the range of $1.60 to $1.70 per diluted share.

Form 10-Q

Southern Union will provide additional information about its first quarter 2007 results on Form 10-Q expected to be filed today with the Securities and Exchange Commission. Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern time to discuss quarterly results, recent events and outlook. To access the call, dial 866-362-4820 (international callers dial 617-614-3452) and enter the passcode 76593602. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 79009605.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com or through CCBN’s individual investor center at

www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Select Financial Information

The following table sets forth unaudited financial information for the company for the three months ended March 31, 2007 and 2006.

	Three months ended March 31,
	2007	2006
	(In thousands, except per share amounts)

Operating revenues	$780,232	$547,166

Operating expenses:
Cost of gas and other energy	483,085	306,602
Revenue-related taxes	17,019	16,217
Operating, maintenance and general	95,195	78,777
Depreciation and amortization	43,464	30,865
Taxes, other than on income and revenues	11,875	11,858
Total operating expenses	650,638	444,319
Operating income	129,594	102,847

Other income (expenses):
Interest expense	(52,185)	(42,221)
Earnings from unconsolidated investments	30,896	11,566
Other, net	287	37,093
Total other income (expenses), net	(21,002)	6,438

Earnings from continuing operations before income taxes	108,592	109,285

Federal and state income tax expense	29,871	35,867

Net earnings from continuing operations	78,721	73,418

Discontinued operations:
Earnings from discontinued operations before income taxes	-	38,009
Federal and state income tax expense	-	13,480
Net earnings from discontinued operations	-	24,529

Net earnings	78,721	97,947

Preferred stock dividends	(4,341)	(4,341)

Net earnings available for common stockholders	$74,380	$93,606

Net earnings available for common stockholders from
continuing operations per share:
Basic	$0.62	$0.62
Diluted	$0.62	$0.60

Net earnings available for common stockholders per share:
Basic	$0.62	$0.84
Diluted	$0.62	$0.82
Dividends declared on common stock per share	$0.10	$0.10

Weighted average shares outstanding:
Basic	119,790	111,668
Diluted	120,277	114,674

Select Financial Information Continued

The following table sets forth select unaudited financial information for the company’s segments and a reconciliation of EBIT to net earnings for the three months ended March 31, 2007 and 2006.

	Three Months Ended March 31,
Segment Data	2007	2006
	(In thousands)
Revenues from external customers:
Transportation and Storage	$169,030	$144,643
Gathering and Processing	296,055	103,231
Distribution	314,257	298,229
Total segment operating revenues	779,342	546,103
Corporate and other	890	1,063
	$780,232	$547,166

Depreciation and amortization:
Transportation and Storage	$20,709	$17,474
Gathering and Processing	14,587	5,552
Distribution	7,618	7,583
Total segment depreciation and amortization	42,914	30,609
Corporate and other	550	256
	$43,464	$30,865

Earnings (loss) from unconsolidated investments:
Transportation and Storage	$30,384	$11,564
Gathering and Processing	526	-
Corporate and other	(14)	2
	$30,896	$11,566

Other income (expense), net:
Transportation and Storage	$588	$1,772
Gathering and Processing	(875)	409
Distribution	(395)	(1,208)
Total segment other income (expense), net	(682)	973
Corporate and other	969	36,120
	$287	$37,093

Segment performance:
Transportation and Storage EBIT	$115,218	$86,801
Gathering and Processing EBIT	8,882	7,113
Distribution EBIT	33,545	29,989
Total segment EBIT	157,645	123,903
Corporate and other	3,132	27,603
Interest expense	52,185	42,221
Federal and state income tax expense	29,871	35,867
Net earnings from continuing operations	78,721	73,418
Earnings from discontinued operations before
income taxes	-	38,009
Federal and state income tax expense	-	13,480
Net earnings from discontinued operations	-	24,529
Net earnings	78,721	97,947
Preferred stock dividends	4,341	4,341
Net earnings available for common stockholders	$74,380	$93,606

The company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). EBIT allows management and investors to more effectively evaluate the performance of all of the company’s consolidated subsidiaries and unconsolidated investments. The company defines EBIT as net earnings (loss) available for common stockholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock. EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies. Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Select Financial Information Continued

The following table sets forth certain select, unaudited financial information for the company as of March 31, 2007 and December 31, 2006 and for the three months ended March 31, 2007 and 2006.

	March 31,	December 31,
	2007	2006
	(In thousands of dollars)
Total assets	$6,759,244	$6,782,790
Long Term Debt	3,032,170	2,689,656
Short term debt and notes payable	206,806	561,011
Preferred stock	230,000	230,000
Common equity	1,877,787	1,820,408
Total capitalization	5,346,763	5,301,075

	Three months ended March 31,
	2007	2006
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$122,475	$144,898
Changes in working capital	(43,670)	23,332
Net cash flow provided by operating activities
before changes in working capital	166,145	121,566
Net cash flow used in investing activities	68,796	1,582,642
Net cash flow (used in) provided by financing activities	(58,701)	1,440,386